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                                                                      Exhibit 11

                      ROY F. WESTON, INC. AND SUBSIDIARIES

                 STATEMENTS OF COMPUTATION OF EARNINGS PER SHARE

                                                           Three Months Ended
                                                                March 31,
                                                           ------------------
                                                            1999        1998
                                                            ----        ----
                                                         (Thousands of Dollars)
BASIC

Net income                                              $      371   $      207
                                                        ==========   ==========

Weighted average shares outstanding                      9,946,992    9,880,861
                                                        ==========   ==========

Basic earnings per share                                $      .04   $      .02
                                                        ==========   ==========

DILUTED

Net income                                              $      371   $      207
                                                        ==========   ==========

Weighted average number of shares used in calculating
  basic earnings per share                               9,946,992    9,880,861

ADD:

Dilutive impact of stock options                              --         23,613
                                                        ----------   ----------

Weighted average number of shares used in calculating
  diluted earnings per share                             9,946,992    9,904,474
                                                        ==========   ==========

Diluted earnings per share                              $      .04   $      .02
                                                        ==========   ==========